EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITOR
We have issued our reports dated August 1, 2019, with respect to the combined consolidated financial statements of National Property REIT Corp. for the years ended December 31, 2018 and December 31, 2017, and dated August 20, 2018, with respect to the combined consolidated financial statements of National Property REIT Corp. for the years ended December 31, 2017 and December 31, 2016, included in the Annual Report of Prospect Capital Corporation on Form 10-K, dated August 27, 2019, for the year ended June 30, 2019. We hereby consent to the inclusion of said reports in the Form 10-K, dated August 27, 2019.

/s/ BDO USA, LLP
August 27, 2019